Exhibit 99.2

Dividend Capital Total Realty Trust Inc.

Questions and Answers Regarding the

Termination of Our Offering

Why is Dividend Capital Total Realty Trust closing its offering?

As of July 31, 2009, we held cash and cash equivalents in excess of $540 million. We believe that this strong cash balance is critical in the current market and positions us well to take advantage of investment opportunities in the future. However, severe market dislocation and current dysfunction in the credit markets has resulted in historically low commercial real estate transaction volume. As a result, opportunities to deploy our capital have not been as quick to emerge. In addition, and in light of market conditions, we have attempted to be prudent in the deployment of capital, which also has resulted in a slower pace of investments. In the meantime, our cash balance has a significant dilutive effect on our goal of funding the payment of quarterly distributions to you entirely from our operations over time.

Accordingly, we have determined that it is prudent to close our offering sooner than January of 2010, and, in so doing, limit the amount of incremental dilutive cash. As a result, we will not be offering our shares for sale after September 30, 2009.

What is the closing date and what is the procedure for ensuring that a shareholder can purchase shares prior to the closing date?

Other than pursuant to the Distribution Reinvestment Plan, we will not be offering our shares for sale after September 30, 2009. Unless we agree otherwise, all documents and funds must be postmarked by that date and subsequently be received in good order by our transfer agent, The Bank of New York Mellon, 101 Barclay Street, A Level, New York, NY 10286, Attn: Dividend Capital – Total Realty Trust.

What is the current state of Dividend Capital Total Realty Trust’s portfolio?

As reported in our quarterly report filed on May 14, 2009, as of March 31, 2009, we reported gross investments of approximately $1.7 billion, comprised of approximately (i) $1.5 billion in real property, (ii) $37.3 million in real estate securities and (iii) $106.5 million in debt related investments. Our real property portfolio consists of 74 operating properties comprised of office, retail and industrial properties located in 25 geographic markets in the United States, aggregating approximately 12.2 million net rentable square feet and as of March 31, 2009, our portfolio was approximately 95% occupied.

What is Dividend Capital Total Realty Trust’s current cash position, and what are the advantages of a strong cash position?

As previously mentioned, as of July 31, 2009, we held cash and cash equivalents in excess of $540 million. We believe that a strong cash position gives us the ability to take advantage of attractive investment opportunities with timely closings and without the constraints of having to obtain financing. Additionally, having a strong balance sheet gives us flexibility in terms of liquidity and managing our future obligations including debt service as well as potential property improvements and leasing incentives that we believe enable us to remain competitive in the market place.

What impact does closing the offering have on Dividend Capital Total Realty Trust’s Distribution Reinvestment Program?

The closing of our offering will not have an impact on our Distribution Reinvestment Program. You may participate in our Distribution Reinvestment Plan and elect to have the cash distributions you receive reinvested in shares of our common stock at $9.50 per share as before.

What impact does closing the offering have on Dividend Capital Total Realty Trust’s Share Redemption Program?

The closing of our offering does not impact our Share Redemption Program. We have and presently intend to continue to fulfill redemption requests pursuant to the provisions and limitations of the Share Redemption Program. However, our board of directors may, in its sole discretion, amend, suspend, or terminate the Share Redemption Program at any time and therefore there can be no assurances that you will be able to sell your shares of our common stock back to us.

What impact does closing the offering have on Dividend Capital Total Realty Trust’s dividend policy?

The closing of our offering does not impact our dividend policy which is reviewed and determined on a quarterly basis by our board of directors. Our board of directors authorized quarterly dividends for our stockholders equal to $0.15 per share for each of the first, second and third quarters of 2009. Our board of directors may, in its sole discretion, amend, suspend, or terminate the dividend policy at any time and therefore there can be no assurances about our future dividend policy.

What impact does closing the offering have on Dividend Capital Total Realty Trust’s intended liquidity event?

As stated in our filings, we presently intend to effect a liquidity event within 10 years from the date we commenced formal operations on April 3, 2006. However, there can be no assurance that we will effect a liquidity event within such time or at all. Although the closing of the offering does not have a direct impact on our intended liquidity event, the current state of the credit markets has resulted in generally lower transaction volume in the broader real estate market and for us. In addition, and in light of market conditions, we have attempted to be prudent in the deployment of capital, which also has resulted in a slower pace of investments. As a result, we have been and may continue to be delayed in our ability to invest our capital in real property and other investments. This delay increases the chance that a Liquidity Event may be delayed beyond 10 years from the date we commenced formal operations.

Is the offering closed to new stockholders only? Do existing stockholders have the opportunity to continue purchasing shares?

Our offering will be closed to all investors and the only shares of our common stock that will be sold subsequent to September 30, 2009 will be through our Distribution Reinvestment Plan.